Exhibit 10.2

[***] = CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS CONFIDENTIAL, (II) IS NOT MATERIAL, AND (III) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AND COMMERCIALIZATION AGREEMENT (US)

BETWEEN

ACELRX PHARMACEUTICALS, INC.

AND

LABORATOIRE AGUETTANT

EFFECTIVE AS OF JULY 14, 2021

This License and Commercialization Agreement (this “Agreement”) is entered into and effective as of July 14, 2021 (the “Effective Date”), by and between AcelRx Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, 25821 Industrial Boulevard, Suite 400, Hayward, CA 94545, USA (“AcelRx”), and Laboratoire Aguettant, a corporation organized and existing under the laws of France, 1 rue Alexander Fleming, 69007 Lyon, France (“Aguettant”). AcelRx and Aguettant are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Aguettant is a pharmaceutical company that develops, manufactures, and distributes injectable medications, primarily in Europe, including ephedrine and phenyl ephedrine prefilled syringe products;

WHEREAS, Aguettant owns or controls data, know-how and other intellectual property relating to such products;

WHEREAS, AcelRx is a biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute pain, primarily in the United States;

WHEREAS, AcelRx desires to obtain from Aguettant certain rights and licenses to commercialize and import such products in the United States, and Aguettant is willing to supply such products and to grant AcelRx such rights and licenses in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aguettant and AcelRx hereby agree as follows:

ARTICLE 1

DEFINITIONS AND USAGE

1.1    Definitions. Capitalized terms used in this Agreement shall have the meaning ascribed thereto herein, including in Schedule 1.1.

1.2    Headings, Gender and Number. All section and article titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine, or neuter, as the context requires.

1.3    References. Unless explicitly provided for, references to articles, sections, schedules or exhibits are references to articles, sections, schedules or exhibits of this Agreement.

1.4    Usage. Unless otherwise indicated to the contrary herein by context or use hereof, words importing the singular shall also include the plural, and vice versa. All references to days in this Agreement shall mean calendar days, unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to” unless expressly stated otherwise. The word “or” shall mean “and/or”, unless otherwise specified.

ARTICLE 2

GRANT OF LICENSE

2.1    License Grant.

(a)    Aguettant IP. Subject to the terms and conditions set forth in the Agreement and except as set out in Section 2.1(b), Aguettant, on behalf of itself and its Affiliates, hereby grants to AcelRx for the Term an exclusive, royalty-bearing, non-transferable, non-assignable (except as set forth in Section 14.4), non-sublicensable (except as provided in Section 2.2) right and license under the Aguettant IP (other than Aguettant Inventions, and Product Improvements, which are addressed in Section 2.1(b)) to (i) Develop, solely to the extent expressly permitted by the Agreement, and (ii) Commercialize, in each case, the Products in the Territory.

(b)    Inventions and Improvements. Subject to the terms and conditions set forth in the Agreement, Aguettant, on behalf of itself and its Affiliates, hereby grants to AcelRx for the Term an exclusive, royalty-free, non-transferable, non-assignable (except as provided in Section 14.4), non-sublicensable (except as provided in Section 2.2) right and license under the Aguettant Inventions and Product Improvements to use any such Aguettant Inventions or Product Improvements to (i) Develop, solely to the extent expressly permitted by the Agreement, and (ii) Commercialize, in each case, the Products in the Territory.

2.2    Sublicense to Affiliates or Third Parties. AcelRx shall have the right to grant sublicenses under the licenses granted in Section 2.1 to its Affiliates or, with the prior written approval of Aguettant, to Third Parties (the “Sublicensees”). Aguettant shall not withhold or delay such written approval unreasonably, provided that consent to a sublicense of all or substantially all rights under this Agreement to a Third Party (i.e., essentially a substitution of AcelRx) shall be at the sole discretion of Aguettant.

2.3    No Implied Licenses. No right or license under the Aguettant IP is granted or shall be granted by implication or estoppel. All rights or licenses that are or shall be granted between Aguettant and AcelRx are only those rights or licenses expressly provided in this Agreement.

ARTICLE 3

REGULATORY APPROVAL, COMMERCIALIZATION AND MARKETING

3.1    Regulatory Approval of the Products in the Territory. Within [***] after the Effective Date, Aguettant shall provide to AcelRx the current version of the Core Pharmaceutical Dossiers in eCTD format for the Products. AcelRx shall be responsible, at its sole cost and expense, for the submission of a marketing authorization application with FDA. Each and any such submission shall be at the sole discretion of AcelRx. AcelRx shall keep Aguettant reasonably informed regarding all relevant local regulatory activities relating to the Product in the Territory and shall promptly provide to Aguettant copies of all local regulatory submissions (including applications for Regulatory Approval) in the Territory and of all responses from the FDA and other competent Regulatory Authorities. AcelRx shall update Aguettant as to all progress and results of such regulatory filings. Aguettant shall have the right to comment on all draft local regulatory submissions, and AcelRx shall use reasonable efforts to accommodate all such comments. AcelRx shall not generate any pharmaceutical or technical data to be added to the M3 part of the Core Pharmaceutical Dossiers except, subject to Aguettant’s prior written approval, if a Regulatory Authority requires additional information or documentation in relation to the Product in order to obtain the Marketing Approvals in the Territory.

3.2    If any documents in the Core Pharmaceutical Dossiers need to be upgraded to be FDA acceptable, then the Parties shall collaborate to complete the necessary work, provided that any substantial work shall require the prior consent of both Parties, and agree on the allocation of related costs between them. In case the Parties fail to agree on these elements, then each of them shall be entitled to end the Agreement as provided in Section 13.2(d)(iii).

3.3    Commercialization of the Products in the Territory. AcelRx, at its sole discretion, shall Commercialize the Products in the Territory, and shall fulfill responsibilities in support thereof, including the following: legal, compliance, finance, audit, human resources, regulatory, safety, market access, strategy, government affairs and stakeholder management, public affairs and any other operational requirements (excluding Development and Manufacturing performed by Aguettant). Without limiting the foregoing, AcelRx shall be responsible for Commercialization, including marketing, strategy, pricing, promotion, physician targeting, reimbursement, branding, distribution and sale of the Products in the Territory. The Commercialization of the Products in the Territory, if any, will be overseen by the Joint Steering Committee as set out in Article 7. All costs and expenses of Commercialization, including for distribution, marketing and selling, of the Products in the Territory shall be for AcelRx’s account.

3.4    AcelRx’s Commercialization Rights and Obligations. AcelRx, in consultation with Aguettant and the JSC, shall have the right to: (a) establish the strategy for Commercialization of the Products in the Territory (the “Commercialization Strategy”) and (b) Commercialize the Products in the Territory. AcelRx shall use Commercially Reasonable Efforts to conduct all such activities in accordance with any Commercialization Plan, and shall use Commercially Reasonable Efforts to satisfy all diligence therein.

3.5    Commercialization Coordination.

(a)    Commercialization Plans. For each Product, no later than [***] before the expected Launch Date, and thereafter every [***] for the first Marketing Year and every [***] after the first Marketing Year, AcelRx shall prepare and submit to the JSC for review, alteration and approval a plan setting forth: [***] (the “Commercialization Plan”).

(b)    Commercial Updates. For each Product, AcelRx shall consult with and provide regular updates to Aguettant including through the JSC regarding the Commercialization Strategy and Commercialization activities in the Territory (“Commercialization Updates”). Without limiting the generality of the foregoing, AcelRx shall provide (i) a Commercialization Update to Aguettant through the JSC at least [***] in MYs 1 and 2, and at least [***] in MY 3 and thereafter, and (ii) current sales reports to Aguettant in writing at least [***].

(c)    Commercialization Covenants. In connection with its Commercialization of the Products in the Territory pursuant to the Commercialization Plan, AcelRx shall:

(i)    maintain complete and accurate distribution records of all Products sold to customers or purchasers in the Territory by or on behalf of AcelRx;

(ii)    retain, for a period of five (5) years from the date of creation, any and all training records related to the Products;

(iii)    provide Aguettant and its designees with reasonable access to all premises and records relating to its activities involving the Products to the extent necessary to enable Aguettant to exercise its rights under the Agreement, provided a [***] prior notice has been provided to AcelRx and such designees of Aguettant have been previously approved by AcelRx, which approval shall not be unreasonably withheld or delayed; and

(iv)    make no representations or warranties with respect to the Products other than those in the label for the Product or otherwise as specifically authorized in writing by Aguettant.

3.6    Compliance. AcelRx shall conduct, and shall ensure that all of its Affiliates, Distributors, Sublicensees and other subcontractors conduct, all Commercialization of the Products in the Territory in compliance with Applicable Laws and all ethics policies applicable in the Territory, as well as those provided by Aguettant to be mutually agreed upon by the Parties in good faith. AcelRx shall make all related disclosures with respect to and record all transfers of value to health care providers in the Territory as required by Applicable Laws and shall provide an annual summary thereof to Aguettant.

3.7    Regulatory and Pharmacovigilance Responsibilities. Upon the completion of the Marketing Approvals for an applicable Product, AcelRx shall be responsible for all regulatory and pharmacovigilance obligations, at its sole discretion and its sole cost and expense unless explicitly provided otherwise herein, including subsequent mandatory clinical trials, further Development of the Product to the extent such Development is requested by Regulatory Authorities, and obtaining and maintaining all Marketing Approvals and Other Approvals for the Products in the Territory.

3.8    Medical Affairs. AcelRx shall provide medical and scientific support for the Products in the Territory. AcelRx shall, subject to Applicable Laws, comply with Aguettant’s policies on engaging and sponsoring healthcare providers.

3.9    Promotional Materials. AcelRx shall have the right to develop all written, printed, electronic or graphic material intended for use by sales representatives in promoting the Products in the Territory, including visual aids, file cards, premium items, clinical study reports, reprints, drug information updates, and any other promotional support items (collectively, the “Promotional Materials”); provided that (a) all Promotional Materials shall comply with Applicable Laws; (b) AcelRx shall provide a copy of all Promotional Materials to the JSC for discussion within JSC, prior to finalization thereof and at least [***] prior to use or distribution in the Territory, provided that AcelRx may repeatedly use or distribute any Promotional Materials previously approved by the JSC without any additional JSC review; (c) all Promotional Materials shall be compliant with Aguettant’s global branding guidelines and core materials (including Indication), for the Product, as provided by Aguettant to AcelRx upon execution of the Agreement, as long as this is compliant with FDA requirements and regulations; and (d) no Promotional Material shall be detrimental to Aguettant’s products other than the Product. Aguettant shall provide AcelRx, at Aguettant’s cost and expense, all existing marketing and promotional materials (including website and digital content) regarding the Products, whether electronic (including source code thereof, if applicable) or physical copies, provided that Aguettant shall have no obligations under this Agreement to assist with the technical aspects of the creation and maintenance of such website or to provide such digital content in any particular format.

3.10    Territory Compliance. AcelRx shall not, and shall ensure its Affiliates, Distributors and Sublicensees do not: directly or indirectly promote, sell or distribute the Products for any use outside the Territory, which other territories are exclusively reserved to Aguettant or its licensees. Aguettant shall not, and shall ensure its Affiliates, distributors and sublicensees do not: actively promote, sell or distribute the Products for any use in the Territory (other than to AcelRx, its Affiliates, Distributors or Sublicensees).

ARTICLE 4

FURTHER DEVELOPMENT
AND REGULATORY ACTIVITIES

4.1    Further Development.

(a)    Aguettant Responsibilities. Aguettant shall be solely responsible for all CMC and Manufacturing activities, including the Stability Testing and Quality Reporting as set forth in Section 6.3, and provide all data related thereto, to the extent necessary to support any filings, updates or changes in Regulatory Approvals required for submission by AcelRx to the Regulatory Authorities. Aguettant shall, at its own expense, cooperate with AcelRx in connection with all regulatory filings, including all activities conducted by AcelRx related to Marketing Approval of the Products provided that AcelRx shall remain fully responsible for such approval activities and shall carry the burden of such activities, the cooperation of Aguettant being limited to reasonable support and assistance throughout the registration process, pricing and reimbursement. Aguettant shall allow any request by FDA to audit Aguettant’s manufacturing and batch release facilities for Products. Aguettant shall be responsible for any variations outside the Territory, and for any variations it has decided to conduct; all costs and expenses pertaining thereto shall consequently be borne by Aguettant.

(b)     AcelRx Responsibilities. AcelRx shall be responsible, at its sole discretion and at its sole cost and expense, for (i) all further Development activities for the Products in the Territory, including non-clinical and clinical studies, that are not expressly the responsibility of Aguettant under Section 4.1 (a), (ii) market access activities in the Territory, and shall pay related costs specific to the Territory, and (iii) any activities in support of the foregoing, including: Post-Approval Commitments required by Regulatory Authorities in the Territory; design and any approval required by Regulatory Authorities of the final artwork and packaging material, including labels, stickers, leaflets and carton boxes (collectively, the “Final Artwork”); commercial batch release; management of communications and interactions with the local Regulatory Authorities; each with Aguettant’s reasonable support and assistance throughout the registration process, pricing and reimbursement.

(c)    Access to Development results. Aguettant shall have, for the Term of this Agreement, the irrevocable, sublicensable right to use, worldwide and on a royalty-free basis, in connection with the Development, Manufacturing and Commercialization of products by Aguettant, its Affiliates or its or their sublicensees, all Marketing Approvals and all data (including safety and efficacy data, clinical data package, and data related to drug formulation and method of administration) that are generated by AcelRx in connection with the Development of the Products, and AcelRx shall update Aguettant of and shall provide Aguettant with any such Development results at least on an annual basis. The Parties shall determine the process for exchange of such Development results through the JSC.

4.2    Conduct of Development Activities.

(a)    Compliance. Each Party shall conduct, and in AcelRx’s case, shall ensure that all of its Affiliates, Sublicensees and other subcontractors conduct, the Development activities for which it is the responsible Party (i) in accordance with the terms and conditions of this Agreement, and (ii) in compliance in all material respects with all Applicable Laws (including ISO standards, GMP, GLP and GCP, if applicable).

(b)    Information Regarding Development Activities. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent, quality, compliance and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of its Development activities under this Agreement. Each Party shall keep the JSC appropriately informed of the status of the Development activities and other activities with respect to the Products in the Territory.

4.3    Regulatory Information; Right of Reference.

(a)    Dossier Information. Upon AcelRx’s reasonable request, Aguettant shall provide to AcelRx any previously generated bibliographic and CMC data within the Aguettant Know-How necessary to any new filing or to support and maintain Regulatory Approvals in the Territory and to Commercialize the Products in the Territory, provided that CMC data from the closed part of the drug master file shall be provided to AcelRx through a letter of access by which Regulatory Authorities may directly rely on such CMC data that shall remain at Aguettant or any of its subcontractors.

(b)    Right of Reference. To the extent Controlled by a Party, the other Party shall have the right to (i) cross-reference the Regulatory Approvals and other regulatory documentation specifically related to the Products, (ii) access such Regulatory Approvals and regulatory documentation and any information therein, and (iii) use such information, in each case in connection with the performance of its obligations and exercise of its rights under this Agreement or, in the case of Aguettant, its development and commercialization of products outside the Territory. Each Party hereby grants to the other Party a “right of reference” (as that term is defined in 21 C.F.R. § 314.3(b) in the United States) to any data Controlled by such Party, including any Party’s Regulatory Approvals and regulatory documentation, that specifically relate to a Product for use by the other Party as may be necessary to Develop Products for Commercialization by AcelRx in the Territory pursuant to this Agreement or, in the case of Aguettant, outside the Territory. Each Party shall, or shall cause its Affiliates to, provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any other jurisdiction or otherwise provide appropriate notification of such right to the applicable Regulatory Authority. For clarity, access to and copies and use of any of the Regulatory Approvals, regulatory documentation and any information therein shall be subject to the terms and conditions of any agreement with a AcelRx or sublicensee of a Party providing access or right of reference pursuant to this Section 4.3; provided that AcelRx shall ensure that each Sublicensee provides the applicable rights to AcelRx so that AcelRx may grant such rights to Aguettant under this Section 4.3.

4.4    Global Dossier. As between the Parties and notwithstanding anything to the contrary provided in this Agreement, Aguettant shall retain the full unfettered ownership of the Core Pharmaceutical Dossiers.

ARTICLE 5

MANUFACTURE AND SUPPLY; QUALITY

5.1    Supply and Purchase of the Products.

(a)    Responsibility for Manufacturing. Except as may otherwise be agreed in writing by the Parties or in the Supply Agreement, Aguettant shall Manufacture and supply Products in the form of Finished Products to AcelRx, or its Affiliates or Sublicensees or Distributors, for Commercialization in the Territory. Aguettant shall conduct quality control testing and quality assurance release for Finished Product at Aguettant’s sole cost and expense. Aguettant, or its designated vendors, shall conduct final testing and quality control release for Finished Products for the placing of the Finished Products on the market in the Territory.

(b)    Commercial Supply. Within [***] after the Effective Date, and in any event no later than [***] before the expected Launch Date of a Product, the Parties shall enter into a supply agreement for the commercial supply by Aguettant of such Product to AcelRx (such agreement, the “Supply Agreement”), which shall be consistent with the terms and conditions of the Agreement. Aguettant shall supply the Products in the Territory exclusively to AcelRx. AcelRx shall purchase the Products exclusively from Aguettant. Aguettant shall supply the Finished Products to AcelRx at a price of [***]€ per Unit of Phenylephrine and [***]€ per Unit of Ephedrine, FCA St Fons (France) Incoterms ICC 2020 (each, a “Supply Price”), provided that the Products are manufactured in Aguettant capacities.

(c)    Adjustment of Supply Price.

(i)    Provided that Aguettant can provide written documentation that the average variable cost per Unit charged to Aguettant by its suppliers, including raw materials and components costs, (the “Unit Cost”) exceeds the applicable Supply Price in any Calendar Quarter, the Supply Price shall be adjusted to be the Unit Cost (the “Adjusted Supply Price”) effective as of the acceptance by Aguettant of the next order of AcelRx delivered to Aguettant after the date that such written documentation is delivered to AcelRx. Notwithstanding the foregoing, [***]. The Parties shall have [***] upon such notice by Aguettant (the “Cure Period”) to work together diligently and in good faith to cure the situation in such a way as to make continuing performance under the Agreement economically feasible for both Parties. During the Cure Period, the Adjusted Supply Price shall be [***].

(ii)    In the event that Aguettant decides to no longer manufacture and release Finished Product in its own capacities then the Parties shall discuss in good faith on prices applicable to the concerned Products (also called “New Supply Price”), the New Supply Price being effective as of the acceptance by Aguettant of the next order of AcelRx delivered to Aguettant after the agreement between the Parties on the New Supply Price. In case the Parties fail to agree on such New Supply Price, then each of them shall be entitled to terminate the Agreement in the conditions of Section 13.2(d)(ii).

(d)    Minimum Batch Size. The minimum batch size shall be the following (the “Minimum Batch Size”):

	If the Products are manufactured in [***] site (France)	If the Products are manufactured in [***] site (France)
EPHEDRINE	[***]	[***]
PHENYLEPHRINE	[***]	[***]

(e)    Each order of the Product by AcelRx shall respect the following minimum order quantity:

	If the Products are manufactured in [***] site (France)	If the Products are manufactured in [***] site (France)
EPHEDRINE	[***]	[***]
PHENYLEPHRINE	[***]	[***]

5.2    Forecast and Orders.

(a)    Initial Forecast. No later than [***] before the expected Launch Date of a Product, AcelRx shall provide to Aguettant a written [***] forecast of its expected orders of Products in the Territory (the “Initial Forecast”).

(b)    Rolling Forecast. Within the first [***] of every calendar month following the Initial Forecast, AcelRx shall provide a rolling non-binding forecast. Such forecast shall specify quantities of Products for which AcelRx reasonably expects to submit orders in each calendar month during the following [***] months.

(c)     Orders. The first [***] of each rolling forecast shall be binding and the balance of each forecast will constitute a non-binding good faith estimate of expected orders for Products, provided that for the further [***] of each rolling forecast (i.e., months [***]), AcelRx shall place at the minimum binding purchase orders with Aguettant for quantities of Products of [***]% of the non-binding forecasts. The first non-binding forecast for a specific calendar month shall be decisive for this threshold for the applicable month. Aguettant shall use Commercially Reasonable Efforts to meet demand by AcelRx up to [***]% of the forecasted quantity for the applicable calendar month following the binding [***] period.

5.3    Delivery. Aguettant shall deliver Products to AcelRx by making them available for pick-up FCA St Fons: (a) for the first order no later than [***] after both a delivery date is agreed upon between the Parties and there is an order confirmation by Aguettant, provided that the Parties have mutually approved the Final Artwork; and (b) for orders following the first order no later than [***] after both a delivery date is agreed upon between the Parties and there is an order confirmation by Aguettant (the respective agreed date for such [***] or [***] period, a “Requested Delivery Date”). Aguettant may deliver the Product [***] in advance of standard lead time, provided that AcelRx accepts such early delivery before any shipping from Aguettant. Aguettant shall not deliver later than the Requested Delivery Date. Aguettant shall deliver to AcelRx Products with, at minimum, [***] remaining of the shelf life.

5.4    Annual Minimum Sales.

(a)    Minimum Sales Obligations. AcelRx and Aguettant shall agree via the JSC [***] prior to Launch of each Product on minimum sales obligations for MY 2 through MY 5 (the “Minimum Sales Obligations”). Subject to Aguettant’s ability to supply Products in conformity with the Requested Delivery Date, AcelRx shall make Commercially Reasonable Efforts, throughout the Launch and Commercialization phases in which it chooses to participate, to create the markets for the Products in the Territory so as to reach the Minimum Sales Obligation for MY 2 through MY 5 as to be agreed between the Parties accordingly.

(b)    Failure to Meet Obligations. In the event of any Failure by AcelRx in any MY after MY 2, the Parties shall meet in order to assess the reasons for such Failure and decide a recovery plan. [***] AcelRx shall apply such recovery plan and deploy it within the timeline agreed in such recovery plan. The Parties may decide in JSC, or after a decision regarding a recovery plan, to amend the Minimum Sales Obligations retroactively. In the event of Failure by AcelRx in two consecutive MYs after MY 2, or in the event that AcelRx fails to apply the agreed recovery plan, Aguettant has the right to terminate the Agreement as set forth in Section 13.3(c).

ARTICLE 6

QUALITY AND PHARMACOVIGILANCE

6.1    Quality Agreement. The Parties shall use best efforts to sign a quality agreement (the “Quality Agreement”) at the latest [***] before the anticipated Launch for the first Product to comply with the requirements of Regulatory Authorities in the Territory affecting each Party. The Quality Agreement shall set forth in detail the Specifications and customary representations and warranties with respect to the Products, including quality assurance arrangements and procedures with respect to the Manufacturing and supply of the Products, reporting customer complaints, conducting timely investigations, Recalls, logistics (including warehousing and shipping requirements) and testing requirements, which Quality Agreement shall be incorporated herein by reference following execution by both Parties. In the event of a conflict between any of the provisions of this Agreement or the Supply Agreement and the Quality Agreement, this Agreement or the Supply Agreement, as applicable, shall govern.

6.2    Record retention. AcelRx shall establish and maintain a written records retention policy with respect to the Products, including maintaining quality system documents in a central, controlled location and using Commercially Reasonable Efforts to prevent any loss, destruction, deterioration or unauthorized access to such documents. AcelRx shall, for a period of the Term and [***] years thereafter (or such longer period as required by Applicable Laws) retain original documents with original signatures in a central file within AcelRx’s quality assurance or document control records.

6.3    Stability Testing and Quality Reports. Upon execution of the Agreement, Aguettant shall conduct [***] stability testing [***] and provide to AcelRx [***] quality review reports of the Products and the stability data thereof as required for Regulatory Approval in the Territory. In case AcelRx or a Regulatory Authority requires any additional stability testing for the Products, all costs related to such additional stability testing shall be borne by AcelRx.

6.4    Pharmacovigilance; Safety Data.

AcelRx, as Applicant having approved applications, is solely responsible for Pharmacovigilance of the Products in the Territory and all related duties in accordance with the applicable regulations. The Parties shall use best efforts to sign a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) at the latest [***] before the anticipated Launch for the first Product to comply with the requirements of Regulatory Authorities in the Territory affecting each Party.

If a Party becomes aware of a major safety concern relating to the Products relevant to the Agreement, this Party shall inform the other Party without delay. For this purpose, at any time, AcelRx and Aguettant agree to exchange data that may meaningfully contribute to the safety analysis of the Product, such as safety signals and/or information which may directly impact the risk-benefit assessment of the Product and/or which may require immediate action such as urgent safety restriction. This information should reach the other Party within [***] days from identification.

6.5     Complaints Handling and Reporting.

(a)    Notifications, communications, handling and reporting of the Products complaints and adverse events shall be addressed by the Pharmacovigilance Agreement, provided that such Pharmacovigilance Agreement shall provide that AcelRx must: (i) investigate any complaints or issues relating to the Products and notify Aguettant thereof; (ii) not admit liability or settle any dispute or complaint without Aguettant’s prior written consent; and (iii) provide Aguettant and its designees access to all premises and records relating to AcelRx’s activities involving the Products with a [***] prior notice and provided such designees of Aguettant have been previously approved by AcelRx, which approval shall not be unreasonably withheld or delayed.

(b)    Notifications, communications, handling and reporting of Product complaints that relate to the Manufacturing of a Product shall be addressed by the Quality Agreement. The Quality Agreement shall provide a right for AcelRx to access Aguettant’s premises and to audit the Manufacturing facilities in order to conduct research and investigation to determine causes.

6.6    Returns and Recalls.

(a)    Returns. AcelRx shall handle all returns, at its sole cost and expense, as needed. Unless the Parties agree otherwise, AcelRx shall only allow returns in customary conditions (e.g., a defect in a Product, Product not produced as specified) or due to a safety regulatory decision in the Territory. Further processing of returns by AcelRx shall be governed by the Quality Agreement.

(b)    Recalls. Each Party agrees to notify the other Party within [***] if it discovers any issue that it reasonably believes could lead to a Recall. If practicable, the Parties shall promptly, following notification, discuss the plans for a Recall, provided that the Parties shall have joint responsibility for determining whether a Recall in the Territory is necessary. If the Parties, through the JSC, decide that a Recall is necessary, the Parties shall work together to develop and implement a Recall plan, which, unless agreed otherwise, shall be implemented by AcelRx. All costs and expenses associated with implementing a Recall in the Territory shall be borne by AcelRx, except to the extent it arises from Aguettant’s failure to supply the Products in accordance with the Specifications or to transport the Products in accordance with Section 5.3. The Parties shall jointly determine the cause of a Recall, or in the event of disagreement between the Parties regarding such cause, an independent laboratory mutually agreed upon by the Parties shall determine such cause.

(c)    Costs. For clarity, if a return or a Recall is due to Aguettant’s failure to supply the Products in accordance with Specifications or to transport the Products in accordance with Section 5.3, Aguettant shall bear all costs and expenses which directly result from such return, Recall, or potential destruction of Products.

ARTICLE 7

GOVERNANCE

7.1    Joint Steering Committee. Within [***] following the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee matters related to the Development, Manufacturing and Commercialization of the Products in the Territory, including Regulatory Strategy, marketing, reimbursement, sales and revenue targets, and scientific and market access matters.

(a)    Composition. The JSC shall consist of individuals appropriately qualified and of appropriate seniority and having decision-making authority to discuss and make decisions with respect to the Development, Manufacturing and Commercialization of Products in the Territory and shall be responsible for coordinating communications and managing the roles, responsibilities and timelines for such activities. The Joint Steering Committee shall be composed of four (4) members, two (2) of whom shall be nominated by Aguettant and two (2) of whom shall be nominated by AcelRx. Any member of the Joint Steering Committee may designate an appropriately qualified substitute to attend and perform the functions of that member at any meeting of the JSC. Each Party may, with the consent of the other Party, which consent shall not be unreasonably withheld or delayed, invite non-member representatives of such Party to attend meetings of the Joint Steering Committee.

(b)    Duties. The Joint Steering Committee shall:

(i)    discuss and align on Regulatory Strategy for Products;

(ii)    review each Commercialization Plan and Commercialization Strategy in the Territory, including all updates and amendments thereto, including for the purpose of alignment with Aguettant’s global commercialization strategy for Products, including any modification of branding of the Products in the Territory;

(iii)    discuss and approve all Development of the Products in the Territory, including all Post-Approval Commitments and Post-Marketing Studies, including any investigator-sponsored trials, and approve the protocol, enrollment criteria and endpoints of each such study;

(iv)    exchange information with regard to Development results achieved by either Party relating to the Products;

(v)    exchange information with respect to pre-Launch, Launch and subsequent Commercialization activities with respect to the Products in the Territory;

(vi)    recommend to the Parties for approval any extension of the Territory, which extension would be implemented by amendment to this Agreement;

(vii)    discuss pricing in the Territory relative to outside the Territory;

(viii)    approve any Recall or termination of Commercialization of any Product in any country in the Territory, and discuss any cause for Product defects or any complaints;

(ix)    perform such other duties as are specifically assigned by the Parties to the Joint Steering Committee pursuant to this Agreement or otherwise in writing;

(x)    discuss any litigation in relation to the Aguettant IP in the Territory; and

(xi)    be the first forum for resolution of material disputes between the Parties under this Agreement.

The JSC shall have only the powers expressly assigned to it in this Section 7.1(b) and elsewhere in this Agreement, and shall have no power to amend, modify, or waive compliance with this Agreement. For clarity, (A) the JSC is not responsible for tactical and operational matters relating to the Commercialization of the Products in the Territory, which are AcelRx’s responsibility, and (B) each Party shall maintain final decision-making authority over specific areas related to the Products as set forth expressly herein.

(c)    JSC Decision-Making. The JSC shall act by consensus, and shall use reasonable efforts to reach consensus on all matters within its scope of responsibility. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the JSC cannot reach consensus on an issue that comes before the JSC and over which the JSC has oversight, then the issue will be determined in accordance with Section 7.3.

(d)    JSC Meetings. Joint Steering Committee meetings will be held as often as the members may determine, but at least twice per Calendar Year. Such meetings may be held in person, or by any means of telecommunications or video conference, as the members deem necessary or appropriate.

(e)    Minutes. Minutes for each Joint Steering Committee meeting shall be prepared by an AcelRx or an Aguettant member of the Joint Steering Committee on an alternating basis. The draft minutes shall be sent to all members of the Joint Steering Committee for comment promptly after each such meeting (but in no event more than [***] days after each such meeting). All actions noted in the minutes shall be reviewed and approved at subsequent meetings of the Joint Steering Committee; provided that if the Parties cannot agree as to the content of the minutes by the time the Joint Steering Committee next meets, such minutes shall be finalized to reflect any areas of disagreement.

(f)    Expenses. Each Party shall bear its own costs and expenses incurred by its members in connection with their activities as members of the Joint Steering Committee.

(g)    Subcommittees. From time to time, the Joint Steering Committee may establish subcommittees to oversee particular projects or activities within the scope of authority of the Joint Steering Committee, as it deems necessary or advisable. Each subcommittee shall consist of such number of representatives of each Party as the Joint Steering Committee determines is appropriate from time to time and shall meet with such frequency as the Joint Steering Committee shall determine.

7.2    Alliance Managers. Each of Aguettant and AcelRx shall appoint one senior representative who possesses a general understanding of clinical, regulatory, manufacturing and marketing issues to act as its respective alliance manager for this relationship (each, an “Alliance Manager”). Each Party may appoint and replace its respective Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties. Each Alliance Manager will also be responsible for: (a) coordinating the relevant functional representatives of the Parties, in developing and executing strategies and plans for the Products; (b) providing a single point of communication for seeking consensus both internally within the respective Party’s organization and together regarding key strategy and plan issues, including where all questions coming up will be channeled, where joint timelines, budget and capacity requirement are aligned; and (c) planning and coordinating: (i) collaboration efforts, (ii) the establishment of new work streams proactively at each Party, and (iii) internal and external communications. The Alliance Managers shall be entitled to attend meetings of the JSC and of any subcommittee, but shall not have, or be deemed to have, any rights or responsibilities of a member of the JSC or subcommittee unless formally appointed to such committees. Each Alliance Manager may bring any matter to the attention of the JSC or subcommittee when such Alliance Manager reasonably believes that such matter requires such attention.

7.3    Dispute Resolution. In the event that any subcommittee or the JSC is unable to reach a consensus or a dispute otherwise arises in such subcommittee or the JSC, then either Party may initiate the initial dispute resolution process in this Section 7.3 by providing written notice to the other Party identifying the particular dispute (the “Dispute Notice”). If any subcommittee is unable to resolve the dispute at the subcommittee level within [***] following the receipt of the Dispute Notice, then the dispute shall be referred to the Joint Steering Committee for resolution. If the Joint Steering Committee is unable to resolve any dispute that either (a) arises at the JSC level and is identified by a Party by a Dispute Notice or (b) is referred to it by a subcommittee pursuant to the preceding sentence, in each case, within [***] after a Party’s receipt of written notice or the date of the referral, as applicable, then either Party may, by written notice to the other Party, have such dispute referred to the Senior Executives in accordance with Section 14.12, and such dispute shall thereafter be handled in accordance with Section 14.12.

7.4    Discontinuation of Participation. The Joint Steering Committee (and any subcommittee established under this Article 7) shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the committee; or (b) Aguettant providing to AcelRx written notice of its intention to disband and no longer participate in such committee at any time during the Term. Once Aguettant has provided such written notice, Aguettant shall have no further obligations under this Agreement with respect to any such committee or subcommittee, and (i) any matters that would previously have been addressed by a subcommittee will be handled by the JSC, and (ii) any matters that would previously have been addressed by the JSC will be handled by the Parties in accordance with the terms of this Agreement, except that AcelRx will have the right to decide all matters previously decided by the JSC.

ARTICLE 8

PAYMENTS AND RECORDS

8.1    In consideration of the rights and licenses granted to AcelRx by Aguettant hereunder, AcelRx shall pay to Aguettant the amounts set forth in this Article 8.

8.2    Supply Cost Payment. AcelRx shall place its Product purchase orders, which orders shall not be cancelled or modified once placed, to Aguettant and, within [***] upon receipt of invoice, pay to Aguettant an amount equal to the total number of Units Aguettant supplied to AcelRx, in the course of the applicable period, multiplied by the applicable Supply Price or the Adjusted Supply Price, if applicable, that is effective on the date the purchase order is accepted by Aguettant (“Supply Cost Payment”). For clarity, the applicable Supply Price or the Adjusted Supply Price, if applicable, shall be the minimum price to be paid by AcelRx to Aguettant for any Unit of a Product. Aguettant shall only provide an invoice to AcelRx after Aguettant makes Products available in accordance with Section 5.3.

8.3    Transfer Price Adjustment Payment.

(a)    Quarterly Sales Report. No later than [***] after each Calendar Quarter, AcelRx shall send Aguettant an aggregated report of Net Sales in such Calendar Quarter, on a Product-by-Product basis, at AcelRx’s cost.

(b)    Transfer Price. On a product-by-product basis, for (i) [***], the transfer price shall be, an amount equal to forty percent (40%) of Net Sales in the applicable period (the “Transfer Price”) and (ii) from [***] and thereafter, the Transfer Price shall be an amount equal to forty-five percent (45%) of Net Sales in the applicable period. Without limiting the foregoing, the effective applicable per Unit Transfer Price shall be the quotient obtained by dividing the Transfer Price (the Euro amount being converted, for purposes of the comparison and calculation, to USD in accordance with Section 8.5) by the total number of Units used to calculate the Net Sales applicable to such Transfer Price (the “Effective Per Unit Transfer Price”).

(c)    Adjustment Payment. After the end of each Calendar Quarter within a MY, if [***] then within [***] after AcelRx has received a corresponding invoice from Aguettant, AcelRx shall pay to Aguettant an adjustment calculated based on the quantity of Units as used to calculate the Net Sales in such Calendar Quarter multiplied by [***], which shall apply to the quantity of Units supplied by Aguettant to AcelRx thereunder on a first-in first-out basis, [***] which shall apply to Units beyond the quantity of Units supplied by Aguettant to AcelRx under the immediately preceding Supply Price or Adjusted Supply Price (as applicable) on a first-in first-out basis.

8.4    Milestone Payments. AcelRx shall pay to Aguettant one-time, non-refundable (except as otherwise provided in this Agreement), and non-creditable milestone payments not subject to set-off, the first time that Net Sales in a MY reach the sales milestone threshold levels set forth in Exhibit 8.4 (the “Sales Milestone Threshold”), within [***] after the end of such MY. For the avoidance of doubt, should more than one Sales Milestone Threshold be met within the same MY, all related Sales Milestones become due cumulatively, but only once. The applicable currency conversion rate mentioned in Section 8.5 shall be the one prevailing on December 31 of such MY.

8.5    Mode of Payment. All payments under the Agreement shall be made in Euros by bank wire transfer in immediately available funds to an account in the name of Aguettant as Aguettant may designate from time to time by written notice to AcelRx, or in the name of AcelRx as AcelRx may designate from time to time by written notice to Aguettant. Except as otherwise provided in Section 8.4, if any currency conversion shall be required in connection with the amounts hereunder, such conversion shall be made by using the currency conversion rate prevailing at the European Central Bank on the last Business Day of the Calendar Quarter reporting period to which such payments relate.

8.6    Taxes.

(a)    Cooperation and Coordination. The Parties acknowledge and agree that they shall use their reasonable efforts to cooperate and inform each other for the purpose of facilitating income and other tax payments in relation to their activities under the Agreement.

(b)    Payment of Tax. A Party receiving a payment shall pay any and all taxes levied on such payment. If the fiscal or taxing authorities of any relevant jurisdiction assert that amounts are required to be withheld from the payments due to a Party hereunder, or the tax laws in one or more jurisdictions have changed so as to explicitly require such treatment, the Party made aware of such assertion or change in law shall inform the other Party within [***] and shall consult with the other Party regarding the consequences of such assertion or change. If Applicable Laws require that taxes be deducted and withheld from a payment, the remitting Party shall (i) deduct those taxes from the payment, (ii) pay the taxes to the proper taxing authority, (iii) send evidence of the obligation together with proof of payment to the other Party within [***] following that payment, and (iv) provide such assistance as the other Party may reasonably require in obtaining any refund of such amounts to which the other Party may be entitled, to the extent that such assistance does not cause the remitting Party to incur any liability in respect of the taxes asserted to be due. Notwithstanding the foregoing, if AcelRx takes any action (including sublicensing its rights hereunder) that would create or cause an increase in withholding liability, above the withholding required prior to such action, then AcelRx will be responsible for paying any amounts resulting from such increase. All payments made under this Agreement are net prices and shall be free and clear of any and all taxes (like sales and use taxes, consumption taxes, goods and sale taxes or value-added taxes or comparable taxes), duties, levies, fees or other charges, applicable to the concerned Party under Applicable Laws, except for withholding taxes.

8.7    Records. AcelRx shall keep, and require its Affiliates, Sublicensees and Distributors to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Aguettant pursuant to this Agreement. Such books and records shall be kept for such period of time as required by law, but no less than [***] following the end of the Calendar Quarter to which they pertain. Such records shall be subject to audit by Aguettant in accordance with Section 8.8.

8.8    Audits. Aguettant, at its expense, through an independent, internationally recognized certified public accountant reasonably acceptable to AcelRx, shall have the right to access AcelRx’s relevant books and records in relation to the sales of Products in the Territory for the sole purpose of verifying AcelRx’s payments to Aguettant hereunder during any portion of the Term; such access shall be conducted after [***] prior notice by Aguettant to AcelRx during AcelRx’s ordinary business hours, shall not be more frequent than [***] during any Calendar Year and shall not include any books and records that were previously accessed pursuant to this Section 8.8. Such accountant shall execute a confidentiality agreement with AcelRx in customary form and shall only disclose to Aguettant whether AcelRx paid Aguettant the correct amounts during the audit period and if not, any information necessary to explain the source of the discrepancy. If such audit determines that AcelRx paid Aguettant less than the amount properly due, then AcelRx shall pay Aguettant within [***] after conclusion of the audit an amount equal to such underpayment, along with interest under Section 8.9, and if the amount underpaid exceeds [***] of the amount due over the audited period, AcelRx shall also reimburse Aguettant for the reasonable costs of such audit (including the fees and expenses of the certified public accountant). If such audit determines that AcelRx paid Aguettant more than the amount properly due, then AcelRx shall be entitled to credit such overpayment against future payments due to Aguettant; provided, however, that if no future payments to Aguettant hereunder are reasonably anticipated, then Aguettant shall promptly issue a refund to AcelRx of such overpayment.

8.9    Late Payment. Any amounts not paid by the date due under the Agreement shall be subject to interest of [***] from the due date through and including the date upon which payment is received.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1    Ownership of Intellectual Property.

(a)    Background IP. Subject to the licenses and other rights expressly granted herein, each Party shall retain all right, title and interest in and to its Background Intellectual Property.

(b)    Product Improvements. Aguettant shall solely own all right, title, and interest in and to the Product Improvements. AcelRx agrees to assign and hereby assigns and transfers to Aguettant all of its right, title and interest in and to the Product Improvements and agrees to take, and to cause its Affiliates, Sublicensees and its or their employees and agents to take, all further acts reasonably required to evidence such assignment and transfer to Aguettant, at Aguettant’s reasonable expense. AcelRx hereby appoints Aguettant as its attorney-in-fact to sign such documents as Aguettant deems necessary for Aguettant to obtain ownership and to apply for, secure, and maintain patent or other proprietary protection of the Product Improvements if Aguettant is unable, after reasonable inquiry, to obtain AcelRx’s (or its employee’s or agent’s) signature on such a document. AcelRx shall notify Aguettant in writing of any and all Product Improvements generated or reduced to practice by or on behalf of AcelRx or its Affiliates, promptly after each such Product Improvement is made or generated. For clarity, the Product Improvements shall be automatically incorporated in the definition of the Aguettant Patents and Aguettant Know-How. AcelRx shall ensure that each individual and entity conducting any activities under this Agreement on its behalf is under written obligation to assign all right, title and interest in and to the Product Improvements to AcelRx.

9.2    Prosecution and Maintenance. Aguettant shall be solely responsible for the preparation, filing, prosecution and maintenance of the Aguettant IP using counsel of its choice. Aguettant shall keep AcelRx informed of any material events or progress with regard to the preparation, filing, prosecution and maintenance of the Aguettant IP.

9.3    Infringement by Third Parties and Defense.

(a)    Monitoring. AcelRx shall use Commercially Reasonable Efforts to monitor Third Party infringement of the Aguettant Patents in the Territory. AcelRx shall keep Aguettant timely informed of any activities by AcelRx in regard thereto.

(b)    Notice. In the event that either Aguettant or AcelRx becomes aware of any infringement or threatened infringement by a Third Party of any Aguettant IP, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(c)    Enforcement and Defense of Aguettant IP. As between the Parties, Aguettant shall have the sole right to enforce and defend the Aguettant IP, including initiating, conducting, defending and managing any declaratory judgment action or infringement action (collectively, “IP Adversarial Actions”) during the Term. AcelRx shall provide Aguettant with all reasonable assistance and cooperation in initiating, conducting or defending against any such IP Adversarial Action, including joining in any such IP Adversarial Action, at Aguettant’s reasonable request and reasonable expense, provided that Aguettant shall at all times have full control over such IP Adversarial Action. Except as otherwise agreed to by the Parties in writing as part of a cost-sharing arrangement, any sums recovered or obtained in connection with a IP Adversarial Action shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to such IP Adversarial Action on a pro-rata basis, and any remaining sums shall be retained by Aguettant, provided that if AcelRx joins in such IP Adversarial Action at its sole cost and expense, any remaining sums shall be divided between the Parties on such pro-rata basis.

9.4    Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Article 12 applies to the defense against such allegations.

ARTICLE 10

CONFIDENTIALITY

10.1    Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for [***] years thereafter, the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, visual or otherwise) which are disclosed to it by the other Party (the “Disclosing Party”), including all information concerning the Products and all information disclosed by one Party to the other pursuant to the Confidentiality Agreement and any other technical or business information of whatever nature (collectively, “Confidential Information”).

10.2    Exceptions. Notwithstanding Section 10.1 above, the Receiving Party’s obligations of confidentiality and non-use shall not apply to Confidential Information of the Disclosing Party that, in each case, the Receiving Party can demonstrate by competent evidence:

(a)    was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b)    was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;

(d)    was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates by a Person other than the Disclosing Party, and who, to the knowledge of the Receiving Party, did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; or

(e)    was independently developed by the Receiving Party or any of its Affiliates without use of or reference to the Confidential Information of the Disclosing Party.

Specific aspects or details of the Disclosing Party’s Confidential Information shall not be deemed to be within the public domain or known to the Receiving Party merely because such Confidential Information is embraced by more general information in the public domain or known to the Receiving Party. Further, any combination of the Disclosing Party’s Confidential Information shall not be considered in the public domain or known to the Receiving Party merely because individual elements of such Confidential Information are in the public domain or known to the Receiving Party unless the combination and its principles are in the public domain or known to the Receiving Party.

10.3    Permitted Disclosures. Notwithstanding the provisions of Section 10.1, each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)    filing or prosecuting Patents as permitted by this Agreement;

(b)    prosecuting or defending litigation as permitted by this Agreement;

(c)    complying with applicable court orders or governmental regulations;

(d)    disclosing to its Affiliates, employees, directors, consultants, attorneys, and other professional advisors, and in AcelRx’s case, to its Sublicensees, in each case who have a legitimate need to know such information, data, or materials and who are bound by written confidentiality obligations at least as restrictive as those set forth herein; and

(e)    disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with a potential license to, distribution agreement with or collaboration with such Third Party (including entry into any such agreement), or a potential merger or acquisition by such Third Party, and disclosure to potential or actual Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use at least as stringent as those set forth in this Article 10 (provided that the term may be shorter, but at least [***].

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(b) or (c), it shall, to the extent permitted by Applicable Laws, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts; provided that any Confidential Information so disclosed shall still be subject to the restrictions on use set forth in this Article 10. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

10.4    Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 10, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 10.5 and as permitted under Section 10.3.

10.5    Public Announcements.

(a)    As soon as practicable following the Effective Date, the Parties shall issue a joint press release announcing the existence of this Agreement substantially in the form attached hereto as Exhibit 10.5(a). Except as required by law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the Nasdaq stock market or any other stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b)    The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC, the Nasdaq stock market or any other stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party shall ultimately retain control over what information to disclose to the SEC, the Nasdaq stock exchange or any other stock exchange or governmental agency, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the Nasdaq stock market or any other stock exchange or governmental agency.

10.6    Publication of the Product Information. Without limiting the foregoing, AcelRx shall not, and shall ensure its Affiliates and Sublicensees do not, publish or publicly present any non-public scientific or technical information with respect to the Products without Aguettant’s prior written consent.

10.7    Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidentiality Agreement; provided that the existing Confidentiality Agreement between the Parties is hereby terminated and any and all Confidential Information pursuant to the Confidentiality Agreement shall be deemed “Confidential Information” of a Party pursuant to this Article 10.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1    Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)    Duly Organized. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

(b)    Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate or organizational action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party, or (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.

(c)    Consents. Such Party has obtained, will obtain following the Effective Date before Commercialization in the Territory, or is not required to obtain, the consent, approval, order or authorization of any Third Party, and has completed, or is not required to complete, any registration, qualification, designation, declaration, or filing with any Regulatory Authority or Governmental Authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement (except for any Marketing Authorizations to be obtained in accordance with the terms of this Agreement).

(d)    Debarment. Such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or similar Applicable Laws outside the U.S. and it does not, and will not during the Term, employ or use the services of any Person who is debarred, in connection with the Development, Manufacturing or Commercialization of the Products under this Agreement.

11.2    Representations, Warranties and Covenants of Aguettant. As used in this Section 11.2, “Knowledge” means, as applied to Aguettant, that any of Aguettant’s executive officers knows of a particular fact or other matter, without any duty to perform diligence or due inquiry. Aguettant represents and warrants to AcelRx that as of the Effective Date:

(a)    Right to Grant License. (i) Aguettant owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use and license, all of the Aguettant IP, free and clear of all encumbrances; (ii) Aguettant has not previously assigned, transferred, conveyed or otherwise encumbered or granted, and will not during the Term assign, transfer, convey or otherwise encumber its right, title and interest in any of the Aguettant IP or any rights granted to AcelRx hereunder, in each case (i) and (ii), that would adversely affect AcelRx’s rights under this Agreement.

(b)    Scope of License. To the Knowledge of Aguettant as of the Effective Date, Exhibit A sets forth all Patents included in the Aguettant Patents, as of the Effective Date, and Exhibit B sets forth all Trademarks included in the Aguettant IP, as of the Effective Date.

(c)    Patent and Trademark Status. To Aguettant’s Knowledge, (i) all issued Patents listed in Exhibit A and Trademarks listed on Exhibit B are in full force and effect, valid, subsisting and enforceable; (ii) none of the Patents listed in Exhibit A and Trademarks listed in Exhibit B is currently involved in any interference, reissue, reexamination, or opposition proceeding; (iii) neither Aguettant nor any of its Affiliates has received any written notice from any Person, or has knowledge, of any such actual or threatened proceeding; and (iv) all official fees, maintenance fees and annuities for the Aguettant Patents and the Trademarks listed in Exhibit B that are required to be paid to prevent abandonment or other loss of rights have been paid through the Effective Date to the extent due on or before the Effective Date.

(d)    Non-Infringement by Third Parties. To Aguettant’s Knowledge, there are no activities by Third Parties that would constitute infringement of the Aguettant IP or misappropriation of the Aguettant Know-How in the Territory.

(e)    Non-Infringement of Third Party Rights. To Aguettant’s Knowledge, the sale or importation of the Products, as in existence as of the Effective Date, in the Territory does not infringe or misappropriate any Patent, Trademark or other intellectual property right of a Third Party. Neither Aguettant nor any of its Affiliates has received any written notice from any Person, or has knowledge of, any actual or threatened claim or assertion that the use of the Aguettant Patents or Aguettant Trademarks in the Territory infringes or misappropriates the intellectual property rights of a Third Party.

(f)    Additional Legal Compliance.

(i)    To Aguettant’s Knowledge, Aguettant and its Affiliates have complied in all material respects with all Applicable Laws in conducting Development and Manufacturing of the Products prior to the Effective Date, and neither Aguettant nor any of its Affiliates has received any written notice from any Governmental Authority in the Territory claiming that any such activities as conducted by them are not in such compliance.

(ii)    No Governmental Authority in the Territory has commenced or, to Aguettant’s Knowledge, threatened to initiate any action to enjoin production of the Products at any facility, nor has Aguettant or any of its Affiliates or, to the Knowledge of Aguettant, any of its contractor manufacturers, received any notice to such effect, nor has Aguettant received any order not to import the Products into the Territory.

ARTICLE 12

DISCLAIMER, LIMITATION OF LIABILITY AND INDEMNIFICATION

12.1    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE LICENSED PRODUCT.

12.2    Limitation of Liability. THE LIABILITY OF EITHER PARTY SHALL NOT EXCEED [***] IN THE AGGREGATE. FOR THE AVOIDANCE OF DOUBT, THIS DOES NOT APPLY TO PAYMENT OBLIGATIONS EXPLICITLY ORIGINATING FROM THE AGREEMENT. IN ANY EVENT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 12.2 SHALL NOT BE CONSTRUED TO LIMIT (A) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12 (B) EITHER PARTY’S REMEDIES FOR BREACH OF ARTICLE 10 BY THE OTHER PARTY, (C) EITHER PARTY’S REMEDIES FOR INFRINGEMENT OR MISAPPROPRIATION OF SUCH PARTY’S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY, OR (D) EITHER PARTY’S LIABILITY FOR WILLFUL INTENT.

12.3    Indemnification of Aguettant. AcelRx shall indemnify, defend and hold harmless each of Aguettant and its Affiliates, and the directors, officers, shareholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “Aguettant Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) resulting from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Aguettant Indemnitee, to the extent arising from (a) the negligence or willful misconduct of any AcelRx Indemnitees or any Sublicensees, Distributors or other subcontractors of AcelRx; (b) the Development, regulatory and Commercialization activities relating to a Product conducted by or on behalf of AcelRx, its Affiliates, Sublicensees, subcontractors and Distributors (other than AcelRx and its Affiliates and licensees) in connection with this Agreement, other than the Development and regulatory activities relating to a Product conducted by or on behalf of Aguettant and its Affiliates (other than AcelRx and its Affiliates and Sublicensees) in connection with this Agreement; or (c) any breach of any representations, warranties or covenants by AcelRx under this Agreement or the Supply Agreement; except in each case (a)-(c) to the extent such Third Party Claims fall within the scope of the indemnification obligations of Aguettant set forth in Section 12.4(a) or (c).

12.4    Indemnification of AcelRx. Aguettant shall indemnify, defend and hold harmless each of AcelRx and its Affiliates, and the directors, officers, shareholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “AcelRx Indemnitees”), from and against any and all Losses resulting from any Third Party Claims incurred by any AcelRx Indemnitee, to the extent arising from (a) the negligence or willful misconduct of any Aguettant Indemnitee; (b) the Development and regulatory activities relating to a Product conducted by or on behalf of Aguettant and its Affiliates (other than AcelRx and its Affiliates and Sublicensees) in connection with this Agreement; or (c) any breach of any representations, warranties or covenants by Aguettant under this Agreement or the Supply Agreement; except in each case (a)-(c) to the extent such Third Party Claims fall within the scope of the indemnification obligations of AcelRx set forth in Section 12.3(a) or (c).

12.5    Procedure. A Party that intends to claim indemnification under this Article 12 shall promptly notify the indemnifying Party in writing of any Third Party Claim, in respect of which the indemnitee intends to claim such indemnification. The indemnified Party shall provide the indemnifying Party with reasonable assistance, at the indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The indemnitee may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The indemnitor shall not settle any Third Party Claim without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld, unless the settlement involves only the payment of money. So long as the indemnitor is actively defending the Third Party Claim in good faith, the indemnitee shall not settle any such Third Party Claim without the prior written consent of the indemnifying Party. If the indemnitor does not assume and conduct the defense of the Third Party Claim as provided above, (a) the indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the indemnitee may deem reasonably appropriate (and the indemnitee need not consult with, or obtain any consent from, the indemnitor in connection therewith), and (b) the indemnitor will remain responsible to indemnify the indemnitee as provided in this Article 12. The failure to deliver written notice to the indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the indemnitor of its indemnification obligations under this Article 12 if and to the extent the indemnitor is actually prejudiced thereby.

ARTICLE 13

TERM AND TERMINATION

13.1    Term. This Agreement shall commence on the Effective Date and shall continue for an initial term of ten (10) Marketing Years (the “Initial Term”) and shall automatically renew for successive five (5) Marketing Year periods (each, a “Renewal Term”, the Initial Term and each Renewal Term collectively the “Term”), unless either Party notifies the other Party of its intention to not renew at least six (6) months prior to the expiration of the then-current Term.

13.2    Termination for Cause.

(a)    Each Party shall have the right to terminate this Agreement upon written notice if the other Party is in material breach of this Agreement and has not cured such breach within [***] days ([***] days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such [***] day ([***] day with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period.

(b)    Each Party shall have the right to terminate this Agreement upon written notice upon the bankruptcy or insolvency of, or the filing of an action to commence insolvency proceedings against, the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property, in each case that is not discharged within [***] days.

(c)    Each Party shall have the right to terminate this Agreement upon written notice if the other Party claims the benefit of a Force Majeure Event for a period of more than [***] consecutive days, as set forth in Section 14.1.

(d)    Each Party shall have the right to terminate this Agreement:

(i)    after the Cure Period as set forth in Section 5.1(c)(i) upon [***] days written notice, if the Parties are unable, after diligent and good faith efforts, to cure the situation in such a way as to make continuing performance under the Agreement economically feasible for both Parties; and

(ii)    In case the Parties fail to agree, after diligent and good faith efforts, on a New Supply Price within [***] days from the first negotiation of the New Supply Price between the Parties, in application of Section 5.1(c)(ii) of the Agreement.

(iii)    In case the Parties fail to agree, after diligent and good faith efforts, in application of Section 3.2 of the Agreement.

13.3    Aguettant shall have the right to terminate this Agreement on a Product by Product basis, as applicable, with immediate effect by giving written notice to AcelRx:

(a)    If the FDA refuses to grant, suspend or revoke a Marketing Approval for a Product. For the avoidance of doubt, the receipt of a Complete Response Letter (CRL) or a Refuse to File Letter does not constitute a refusal to grant, suspend or revoke a Marketing Approval for a Product;

(b)    If AcelRx does not Launch a Product in the Territory within the Deadline, and this is not justified or due to Aguettant’s failure in any of its contractual obligations;

(c)    if AcelRx has a Failure in two consecutive MYs after MY 2;

(d)    if AcelRx fails to apply the agreed recovery plan, as set forth in Section 5.4(b);

(e)    in the event of a Change of Control in AcelRx; or

(f)    if AcelRx or its Affiliates or Sublicensees bring or join any challenge to the validity or enforceability of any Aguettant IP (an “IP Challenge”); provided that (i) an IP Challenge does not include AcelRx’s or its Affiliates’ or its Sublicensees (A) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding or (B) complying with any Applicable Law or a court order; and (ii) the foregoing right of termination shall not apply with respect to any IP Challenge where the IP Challenge is based solely on the scope of a Patent or whether a claim therein qualifies as a valid claim and is made in defense of a claim first brought by Aguettant or its Affiliates.

13.4    AcelRx shall have the right to terminate this Agreement:

(a)    in its entirety, upon [***] days prior written notice, in the event of any failure of supply by Aguettant or delayed supply of Products by Aguettant for more than [***] months beyond the Requested Delivery Date for [***] consecutive confirmed orders, if, after AcelRx provides written notice to Aguettant of such failure or delay, Aguettant and AcelRx fail to reach a resolution on the issues causing such failure or delay within [***] days after such written notice; or

(b)    in its entirety or partially, if Aguettant and/or one of its manufacturers have lost its certificate to Manufacture a Product.

(c)    in its entirety, upon [***] days prior written notice, at any time before the grant of the first Marketing Approval for a Product in the Territory.

13.5    Accrued Obligations. The termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

13.6    Effects of Termination. Upon the termination of this Agreement, the following will apply:

(a)    Termination of Licenses. All rights and licenses granted to AcelRx with respect to Products, and all sublicenses granted by AcelRx and its Affiliates, will terminate. AcelRx shall transfer to Aguettant, free of charge and without delay, all documents, data (including Development data and results), information, evaluation and work realized in application of Sections 3.1 and 3.2, exchanges with the FDA etc. related to this Agreement and the Products and that Aguettant, as sole owner, shall be free to use inside and/or outside the Territory.

(b)    Winding Down of Development Activities. In the event there are any on-going clinical trials of a Product being conducted by or on behalf of AcelRx in the Territory, the Parties shall work together in good faith to adopt, and Aguettant shall have the final decisional power with respect to, a plan to wind down such Development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of a Product, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems, in compliance with all Applicable Laws.

(c)    Inventory. Aguettant shall have the right to purchase from AcelRx, at the cost incurred by AcelRx for purchase, all of AcelRx’s and its Affiliates’ then-current inventory of Product, provided that in the event the Parties agree before the effective date of the termination of the Agreement upon a period for AcelRx to sell and Commercialize such inventory after the Term of the Agreement, AcelRx may sell or Commercialize such inventory within such period. Except otherwise provided for in this Agreement and except in cases of termination for cause (Sections 13.2 and 13.3), any binding orders placed by AcelRx prior to termination of the Agreement will need to be paid for by AcelRx.

(d)    Transfer of Regulatory Filings or Regulatory Approvals. To the extent permitted under Applicable Laws, AcelRx shall arrange for the transfer to Aguettant or its designee (or to the extent not so re-registrable, AcelRx shall take all reasonable actions to make available to Aguettant or its designee the benefits thereof) of all Regulatory Filings and Regulatory Approvals for the Products in the Territory, including any such Regulatory Filings and Regulatory Approvals made by or registered to its Affiliates or Sublicensees; all such re-registration or transfer shall be at Aguettant’s sole cost and expense, unless Aguettant is the terminating Party under Section 13.2(a), 13.2(c) or 13.3, in which case all such re-registration or transfer shall be at AcelRx’s sole cost and expense. Aguettant shall notify AcelRx before the effective date of termination, whether the foregoing should be re-registered or transferred to Aguettant or its designee, and if the latter, identify the designee, and provide AcelRx with all necessary details to enable AcelRx to effect the re-registration (or availability of the benefit thereof).

(e)    License Grant by AcelRx to Aguettant. AcelRx hereby grants Aguettant, effective upon the effective date of such termination, a fully-paid, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers, under any and all Patents (to the extent not previously assigned) and Know-How Controlled by AcelRx or its Affiliates and incorporated into the Products at the time of such termination for Aguettant to use and Commercialize the Products or any other products with substantially the same chemical composition or active pharmaceutical ingredient as the Products anywhere in the world.

(f)    Ancillary Agreements. The Supply Agreement, the Quality Agreement and the Pharmacovigilance Agreement shall terminate effective upon the effective date of termination of this Agreement, except as provided otherwise in the Quality Agreement and the Pharmacovigilance Agreement in conformity with Applicable Laws.

(g)    Transition. Each Party shall use Commercially Reasonable Efforts to cooperate with the other Party to effect a smooth and orderly transition in the Development and Commercialization of the Products in the Territory during the notice and wind-down periods. AcelRx shall provide reasonable transition support to enable Aguettant to assume all Commercialization responsibility. AcelRx shall, at Aguettant’s request, assign to Aguettant all Third Party contracts, including contracts with Distributors, to the extent related to the Products, and if any such contract is not assignable, and if such Third Party agrees to it, AcelRx shall introduce Aguettant to such Third Party, and shall ensure that Aguettant and such Third Party are in contact, to facilitate the discussions regarding the relationship between Aguettant and such Third Party after the Term of the Agreement.

(h)    Return of Confidential Information. Except to the extent necessary or reasonably useful for a Party to exercise its rights surviving such termination, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials to ensure compliance obligations of such Party are met.

(i)    Survival. All rights and obligations of the Parties under this Agreement shall terminate, except those described in the following Articles and Sections: Sections 1.1, 8.6, 8.7, 8.8, 8.9, 9.1, 13.5, 13.6, and 13.7, and Article 10, Article 12, and Article 14.

13.7    Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction in the Territory or where a Party is situated (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties that the rights granted to the Parties under this Section 13.7 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

ARTICLE 14

MISCELLANEOUS

14.1    Force Majeure. If the performance of any part of this Agreement by either Party is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, shortage of raw materials, epidemic, pandemic, actions by Government Authorities to address epidemics or pandemics, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, or storm or like catastrophe, acts of God or any acts, omissions or delays in acting of the other Party) (each, a “Force Majeure Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Force Majeure Event, provided that the affected Party shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure Event for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable as of the Effective Date. In addition, a Force Majeure Event may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), or other Force Majeure Event, such as requiring employees to stay home, closures of facilities, delays of Development, or cessation of activities in response to an epidemic or pandemic or other Force Majeure Event.

(a)    Notification. If either Party becomes aware that such a Force Majeure Event has occurred or is imminent or likely, it shall immediately notify the other.

(b)    Efforts to Overcome. The Party which is subject to such Force Majeure Event shall exert all reasonable efforts to overcome it; provided that if the Force Majeure Event continues unabated for a period of [***] days, the other Party may terminate the Agreement upon [***] days written notice to the affected Party.

(c)    Keeping the Other Informed. Such Party shall keep the other informed as to the progress of overcoming such Force Majeure Event.

14.2    Waiver of Breach. No delay or waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

14.3    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.4    Affiliates; Continuing Responsibility. Either Party shall have the right to assign, sublicense, subcontract or delegate this Agreement or any or all of its obligations or rights hereunder to an Affiliate upon written notice to the other Party; provided, however, the assigning, sublicensing, subcontracting or delegating Party hereby guarantees and shall remain fully and unconditionally obligated and responsible for the full and complete performance of this Agreement by such Affiliate and in no event shall such assignment, sublicensing, subcontracting or delegation be deemed to relieve such Party’s liabilities or obligations to the other Party under this Agreement. The other Party shall, at the request of the assigning, sublicensing, subcontracting or delegating Party, enter into such supplemental agreements with the applicable Affiliates as may be necessary or advisable to permit such Affiliates to avail itself of any rights or perform any obligations of the assigning, sublicensing, subcontracting or delegating Party hereunder.

14.5    Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.

14.6    Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

14.7    Entire Agreement. This Agreement (including the schedules and exhibits attached hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect of the subject matter hereof, including the Confidentiality Agreement. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

14.8    Language. The language of this Agreement and all activities to be pursued under this Agreement is English. Any and all documents proffered by one Party to the other in fulfillment of any provision of this Agreement shall only be in compliance if in English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version. This Agreement is established in the English language.

14.9    Notices. Any notice, request, or other communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier, sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice), or sent by email:

To AcelRx: AcelRx Pharmaceuticals, Inc. 25821 Industrial Boulevard, Suite 400, Hayward, CA 94545 Attention: Chief Executive Officer Email: [***]	To Aguettant: Laboratoire Aguettant SAS 1 rue Alexander Fleming 69007 Lyon, France Attention: Chief Executive Officer Email: [***]

with a copy to: AcelRx Pharmaceuticals, Inc. 25821 Industrial Boulevard, Suite 400, Hayward, CA 94545 Attention: Legal Department Email: [***]	with a copy to: Laboratoire Aguettant SAS 1 rue Alexander Fleming 69007 Lyon, France Attention: Legal Department Email: [***]

Any such notice shall be deemed to have been given (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; (c) on the fifth (5th) Business Day following the date of mailing if sent by mail; or (d) upon confirmation of receipt if sent by email. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the Joint Steering Committee.

14.10    Assignment. Subject to Sections 2.2 and 14.4, this Agreement shall not be assignable or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party to any Third Party without the prior written consent of the other Party; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 14.10 shall be null and void.

14.11    No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between Aguettant and AcelRx. Except as set forth in this Agreement, neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

14.12    Dispute Resolution Process. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to (i) interpretation of a Party’s rights or obligations hereunder, (ii) any alleged breach of this Agreement, or (iii) any issue that is unable to be resolved pursuant to informal channels of resolution. If the Parties cannot resolve any such dispute within [***] days after written notice of a dispute from one Party to another, either Party may, by written notice to the other Party, have such dispute referred to the JSC. If the JSC cannot resolve such dispute within [***] days after such dispute is referred thereto, either Party may, by written notice to the other Party, have such dispute referred to the Chief Executive Officer of AcelRx and the Chief Executive Officer of Aguettant (collectively, the “Senior Executives”). The Senior Executives shall negotiate in good faith to resolve the dispute within [***] days. If the Senior Executives are unable to resolve the dispute within such time period, the parties shall submit the dispute for arbitration in accordance with Section 14.14. Notwithstanding anything in this Article 14 to the contrary, AcelRx and Aguettant shall each have the right at all times to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.

14.13    Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be exclusively governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles.

14.14    Arbitration. Any disputes arising in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as amended herein, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a)    The arbitration shall be conducted by a panel of three (3) arbitrators, or such lesser number as the Parties may agree. Each of the Parties shall nominate an arbitrator and these two arbitrators shall endeavor to agree on the third arbitrator, who shall act as chairman of the arbitral tribunal, within [***] days from the date when both Parties have received from the ICC confirmation of the second arbitrator by the ICC court. All arbitrators shall have a legal qualification. The chairman shall have chaired at least one ICC arbitration before, and the arbitrators nominated by the Parties shall have at the minimum ten (10) years working experience in the pharmaceutical industry. The seat, or legal place, of arbitration shall be New York City, New York, U.S., and the Parties consent to the personal jurisdiction of the U.S. federal courts for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. The language of the arbitration proceedings shall be English. The decision and award of the arbitral tribunal shall be final and binding on the Parties. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce.

(b)    Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect its rights hereunder. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(c)    Any award shall be promptly paid, free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Laws, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 14.14, and agrees that judgment may be entered upon the final award in the Federal District Court in the Southern District of New York and that other courts may award full faith and credit to such judgment in order to enforce such award. Judgment on the award may also be entered in any other court of competent jurisdiction. The award shall include interest from the date of any damages incurred for breach of this Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrators.

(d)    The existence and content of the arbitral proceeding, including any rulings or award, shall be kept confidential by the Parties and the arbitrator except to the extent (i) required by Applicable Laws; (ii) required to protect or pursue a legal right; (iii) required to enforce or challenge an award; or (iv) approved by written consent of the Parties. Notwithstanding anything to the contrary herein, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration. The arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Laws, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings, rulings or award without prior written consent of the other Party.

(e)    Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

14.15    Fees and Expenses. Each Party shall bear its own attorneys’ fees and fees and expenses associated with all aspects of the negotiation and diligence of the transaction contemplated hereunder.

14.16    Cessation of EU Commercialization. In the event that Aguettant makes a binding decision to cease the Commercialization of the EU counterpart of a Product in the European Union, it shall inform AcelRx without undue delay and shall permit interactions between AcelRx and Aguettant’s subcontractors for the purpose of continuation of execution of the Agreement. Aguettant shall maintain or arrange for the manufacturing of the Products for as long as AcelRx Commercializes the Products in the Territory.

14.17    Data privacy. AcelRx is informed and accepts that Aguettant, acting as “data controller,” as defined in Article 4 of the EU General Data Protection Regulation, collects and processes Personal Data concerning its contact persons within AcelRx (the “Data Contacts”) in the context of the management of its relations with AcelRx as follows:

(a)    performance of the Agreement;

(b)    ensure the security of information systems;

(c)    ensure the follow-up and management of its commercial relations and communication with AcelRx;

(d)    conduct audits (if applicable);

(e)    administer, manage and defend against legal claims or actions (if applicable); and

(f)    comply with its legal, regulatory and contractual obligations.

Aguettant shall retain Personal Data of such Data Contacts for the period necessary to fulfil the purposes specified above in this Section 14.7, and shall retain such Personal Data in compliance with applicable laws and regulations. In accordance with applicable laws and regulations, AcelRx’s Data Contacts have a right of access and rectification of Personal Data concerning such Data Contacts, limitation of processing of such Personal Data, and opposition to such processing for legitimate reasons. Such rights can be exercised by written notice to personaldata@aguettant.fr. AcelRx undertakes to inform concerned Data Contacts of the existence of these rights and shall obtain the necessary consent from concerned Data Contacts for the processing of their Personal Data. Each Party undertakes to comply with all obligations prescribed by laws and regulations relating to the protection of personal data.

14.18    Anti-Bribery, Anti-Gift and Sunshine Obligations.

In connection with this Agreement, any Products and any performance, activity, act or omission under, each Party undertakes not to make, give, provide, offer, or promise, directly or indirectly, any payment, benefit, or other incentive to:

(a)    any governmental officials, political parties, party officials, candidates for public or political party office,

(b)    any other person acting in an official capacity for or on behalf of any government, government-owned corporation, organization or entity, or any department, agency, or instrumentality thereof, or a public international organization,

(c)    any director, officer, manager, employee, subcontractor, and/or agent of any partner or potential partner, or

(d)    any other person, individual or entity,

at the suggestion, request or direction, or engage in acts or transactions, in order to influence the acts of the above-described persons and/or entities in their official capacity or to induce them to use their influence with a government to obtain or retain business or gain an improper advantage in connection with the Agreement in manner that would be in violation of the applicable domestic anti-bribery legislation of any government, and more specifically the French law of December 9th, 2016 on transparency, fight against corruption and modernization of economic life (and known as "SAPIN II Law"), the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act (“FCPA”), any applicable country legislation implementing the OECD Convention on Combating Bribery of Foreign Officials (the “OECD Convention”) or, in the absence of any such implementing legislation, the OECD Convention itself.

Each Party also undertakes not to solicit or accept illegally, at any time, directly or indirectly, offers, promises, donations, gifts or incentives, for itself or for anybody, so as to, accomplish or for having accomplished, refrain from accomplishing or from having accomplished, an action related to its activity or function, or in order to facilitate or having facilitated an action through its activity or function, within the framework of the Agreement.

Each Party shall be responsible for the implementation of the present provision by its officers, directors, employees, agents, representatives and subcontractors (hereafter referred to as “Representative(s)”).

To the concerned Party’s best knowledge and belief, no criminal or administrative investigation, action or enforcement proceeding is pending or threatened against it or its Representatives or any its Affiliates, relating to a violation of the applicable domestic anti-bribery legislation of any government, and more specifically the SAPIN II Law, the United Kingdom Bribery Act 2010, the FCPA, any applicable country legislation implementing the OECD Convention or, in the absence of any such implementing legislation, the OECD Convention itself.

Each Party shall promptly report to the other any request or demand which if complied with would lead to a breach of either this Agreement or the United Kingdom Bribery Act 2010 or the FCPA or SAPIN II Law or any applicable country legislation implementing the OECD Convention or the OECD Convention itself.

Each Party acknowledges it is aware of the SAPIN II Law, the United Kingdom Bribery Act 2010, the FCPA, the OECD Convention along with anti-corruption rules that must be applicable to it, and undertakes to implement all necessary measures to ensure their respect regarding the performance of the Agreement. Each Party further undertakes not to use its corporate capacity or any other individual or corporate capacity for illegal purpose as regards to the above clauses and rules as applicable either directly or indirectly.

Non-compliance by any Party or by its Representatives or by its Affiliates with the present Article and/or refusal by it or its Representatives of making required statements as required under the Agreement or applicable laws shall be deemed a material breach of this Agreement entitling the other Party to terminate it immediately.

Each Party undertakes to demonstrate to the other Party its compliance with this provision, therefore, it must (i) make and keep books, records and accounts, which accurately and fairly reflect the transactions, and dispositions of assets of the company, in order to demonstrate that its company is compliant with this Section 14.18; and (ii) devise and maintain a system of internal accounting controls.

To that extent, any Party or its designee shall have the right, at any time, to check the compliance of the other Party or its Representatives or its Affiliates with their respective obligations as provided herein, and the latter shall provide to the other Party with all necessary and relevant documents and elements. The audited Party shall grant the other, upon receipt of a commercially reasonable written request or upon request of a competent authority, access to said books, records, systems and accounts.

It is understood that the control rights of any Party do not in any way exonerate the other Party or its Representatives or its Affiliates from their responsibilities and obligations under the Agreement.

14.19    Hardship. If any unforeseen event (e.g., an evolution of the legal and/or economic framework of the Agreement), while not preventing either Party from performing any of its obligations hereunder, changes the balance of the Agreement to the detriment of such Party and therefore causes inequitable hardship to such Party in the performance of such obligations, and if such Party is able to demonstrate such hardship by competent proof, then both Parties shall attempt in good faith to negotiate an equitable way to adapt this Agreement to the new circumstances, provided neither Party is obligated to make any accommodation or agree to any amendment that is not expressly required by the terms of this Agreement.

14.20    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Schedules

Schedule 1.1 - Definitions

Exhibits

Exhibit 8.4 – Sales Milestone Threshold

Exhibit 10.5(a) – Draft Public Announcement

Exhibit A – Aguettant Patents as of the Effective Date

Exhibit B – Aguettant Trademarks as of the Effective Date

[signature page to follow]

In Witness Whereof, the Parties by their respective authorized representatives have executed this Agreement as of the Effective Date.

AcelRx Pharmaceuticals, Inc.

By:         /s/ Raffi Asadorian

Name: Raffi Asadorian

Title: CFO

Laboratoire Aguettant

By:         /s/ Eric Rougemond

Name: Eric Rougemond

Title: CEO

[Signature Page to License Agreement (US)]

Schedule 1.1

Definitions

“Accounting Standards” means, with respect to a Party or its Affiliates, U.S. generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”), as such Party or its Affiliates uses for its financial reporting obligations, in each case.

“AcelRx Indemnitees” has the meaning set forth in Section 12.4.

“Affiliate” means, with respect to a Party, any Person directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this definition only, the terms “controlled,” “controlled by,” and “under common control with,” as used in this context, mean the direct or indirect ability or power to direct or cause the direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Aguettant Indemnitees” has the meaning set forth in Section 12.3.

“Aguettant Invention” means any Invention relating to a Product by or on behalf of and Controlled by Aguettant or any of its Affiliates as of the Effective Date or during the Term, which is necessary or reasonably useful for the Development or Commercialization of the respective Product in the Territory.

“Aguettant IP” means Intellectual Property, including the dossier relating to the Products, Aguettant Trademarks, Aguettant Patents, Aguettant Inventions and Product Improvements.

“Aguettant Know-How” means all Know-How Controlled by Aguettant or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the Development or Commercialization of the Products in the Territory.

“Aguettant Patents” means all Patents Controlled by Aguettant or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Development or Commercialization of the Products in the Territory, including all Patents that claim Product Improvements. A list of Aguettant Patents as of the Effective Date is set forth in Exhibit A.

“Aguettant Trademarks” means all Trademarks Controlled by Aguettant or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Commercialization of the Products in the Territory. A list of Aguettant Trademarks as of the Effective Date is set forth in Exhibit B.

“Adjusted Supply Price” has the meaning set forth in Section 5.1(c).

“Alliance Manager” has the meaning set forth in Section 7.2.

“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals and Other Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

“Applicant” means the applicant having the approved applications in the Territory for the Products, and consequently endorsing all Pharmacovigilance responsibility and activities in the Territory for the Products, being AcelRx.

“Background Intellectual Property” means, with respect to a Party, all Know-How, Trademarks, copyrights, Patents and other intellectual property (a) owned or Controlled by such Party or its Affiliates as of the Effective Date or (b) developed, acquired or created by or on behalf of such Party or its Affiliates after the Effective Date (i) independently of the Agreement and (ii) not directly related to the Products.

“Bankruptcy Laws” has the meaning set forth in Section 13.7.

“Business Day” means a calendar day other than a Saturday or Sunday or any public holiday in San Francisco, California, or in Lyon, France, but excluding the nine (9) consecutive calendar days beginning on December 24 and continuing through January 1 of each Calendar Year during the Term. For the avoidance of doubt, references in this Agreement to “days” mean calendar days. For pharmacovigilance matters, Business Days shall not be applicable.

“Calendar Quarter(ly)” or “Quarter(ly)” means the respective periods of three (3) consecutive calendar months period ending on March 31, June 30, September 30 or December 31 for so long as the Agreement is in effect.

“Calendar Year” means a period of twelve consecutive months beginning on and including January 1.

“Change of Control” means, with respect to a Party, (a) the acquisition of beneficial ownership, directly or indirectly, by any Person of securities or other voting interest of such Party representing 50% or more of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of 50% or more of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates, or (d) the approval of any plan or proposal for the liquidation or dissolution of such Party (other than in circumstances to which Section 13.2(b) is applicable). Notwithstanding the foregoing, an equity sale to underwriters in a public offering of a Party or an equity sale to Third Parties solely for the purpose of financing or a transaction solely to change the domicile of a Party shall not constitute a Change of Control. For the purpose of this clause, any acquisition of additional AcelRx voting equity securities by a member of the AcelRx family who is currently an AcelRx shareholder shall not constitute a Change of Control of AcelRx.

“CMC” means chemistry, manufacturing and controls.

“Commercialization” means any and all activities relating to the preparation for sale of, offering for sale of, or sale of a product, including activities related to Launch, marketing, promoting, distributing, using, importing, pricing, reimbursement, and advertising such product, and interacting with Regulatory Authorities regarding any of the foregoing, but excluding any activities relating to Manufacturing or Development. “Commercialize” means to engage in Commercialization.

“Commercialization Plan” has the meaning set forth in Section 3.5(a).

“Commercialization Strategy” has the meaning set forth in Section 3.4.

“Commercialization Updates” has the meaning set forth in Section 3.5(b).

“Commercially Reasonable Efforts” means that level of efforts and resources, with respect to a particular Party, at the relevant point in time, that is consistent with the usual practice followed by that Party, in the exercise of its reasonable scientific, commercial and business judgment relating to other prescription pharmaceutical products owned or licensed by it or to which it has exclusive rights in the Territory, which have market potential and are at a stage of development or product life similar to the Products, taking into account: measures of patent coverage; relative safety and efficacy; product profile; the then-current competitiveness of the marketplace and the likely competitive environment at the time of projected entry into the market; Development, Marketing Authorization, Manufacturing, and Commercialization costs; feasibility of Manufacture; the proprietary position of the compound or product, including the strength and duration of patent protection and anticipated exclusivity; the likelihood of obtaining Marketing Authorizations and the timing of such; the current guidance and requirements for Regulatory Approval and similar products and the current and projected regulatory status; labeling or anticipated labeling; and the relative profitability of the Products (including pricing and reimbursement status, but excluding consideration of amounts payable under the Agreement).

“Confidential Information” has the meaning set forth in Section 10.1.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement by and between the Parties effective as of August 1, 2018.

“Control” (including any variations such as “Controlled”), in the context of intellectual property rights, Know-How and Confidential Information, means possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant access to, or a license or sublicense of, such rights, Know-How and Confidential Information as set forth in this Agreement without violating the terms of an agreement with a Third Party.

“Core Pharmaceutical Dossier” means a compilation of pre-clinical, clinical and CMC data necessary to support and maintain Regulatory Approvals in the Field in the Territory, as audited by AcelRx. The Core Pharmaceutical Dossiers do not include the Module 1.

“Cure Period” has the meaning set forth in Section 5.1(c)(i).

“Data Contact” has the meaning set forth in Section 14.17.

“Deadline” means, with respect to each Product, the twelve (12)-month period beginning on the date that Marketing Approval is received for such Product.

“Development” means non-clinical and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority or otherwise related to the research, identification, testing and validation, including, without limitation, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process and CMC development, formulation development, quality assurance and quality control development, generation of data for regulatory filings, statistical analysis, clinical trials (including Post-Approval Commitments and Post-Marketing Studies) of a product, whether for purposes of label expansion or otherwise, but does not include Manufacturing or Commercialization. “Develop” means to engage in Development.

“Disclosing Party” has the meaning set forth in Section 10.1.

“Dispute Notice” has the meaning set forth in Section 7.3.

“Distributor” means a Third Party or an Affiliate of AcelRx to whom AcelRx or an Affiliate of AcelRx has granted the right to market, promote, co-promote, advertise, detail, sell or distribute a Product in the Territory without the control of Regulatory Filings for such Product in the Territory. For the avoidance of doubt, such grant of right by AcelRx to a Distributor is not subject to Aguettant’s prior approval.

“Dollars” or “USD” means the official currency of the United States.

“Effective Date” has the meaning set forth in the first paragraph hereof.

“Effective Per Unit Transfer Price” has the meaning set forth in Section 8.3(b).

“Ephedrine” means an ephedrine pre-filled syringe containing 10 ml of a solution of 3 mg / ml ephedrine hydrochloride for injection.

“Euros” or “EUR” means the official currency of the EU.

“Failure” means sales by or on behalf of AcelRx are less than [***]% of the Minimum Sales Obligations for such MY, and such failure is not justified or due to Aguettant’s failure in any of its contractual obligations (e.g., failure to supply, delay in supply, etc.).

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fill and Finish” means Manufacturing Finished Products from Bulk Products, including the secondary and tertiary packaging to EU quality packaging standards, serialization, labeling, testing, releasing, quality assurance and quality control, of Finished Products. “Fill and Finishing” means to engage in Fill and Finish.

“Final Artwork” has the meaning set forth in Section 4.1(b).

“Finished Products” means Products that are fully packaged, serialized, labeled and FDA quality packaged, including primary, secondary and tertiary packaging, as required for sale and proper handling and protection during warehousing and transportation in the Territory, as set forth in the Quality Agreement.

“First Commercial Sale” means the first arm’s length sale of a Product to a Third Party by AcelRx, or its Affiliates, Sublicensees or Distributors, for use and in the Territory, after the respective Product has been granted Other Approvals by the Regulatory Authority in the Territory.

“Force Majeure Event” has the meaning set forth in Section 14.1.

“Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by ICH as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the EU and comparable regulatory standards, practices and procedures in other jurisdictions in the Territory., as they may be updated from time to time.

“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the EU for the manufacture and testing of pharmaceutical materials, as they may be updated from time to time.

“Good Pharmacovigilance Practices” or “GVP” means the then-current good pharmacovigilance practices required by the US, and comparable regulatory standards in other jurisdictions in the Territory, as they may be updated from time to time.

“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, supranational, state, county, city or other political subdivision.

“Gross Sales” means, for the applicable period, AcelRx’s ex-factory Unit gross selling price (i.e., the gross amount invoiced per Unit by AcelRx, or its Affiliates or Sublicensees) multiplied by the number of Units sold in the Territory to Third Parties (other than AcelRx’s Sublicensees).

“ICC” has the meaning set forth in Section 14.14.

“ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

“Indication” means the use of the Products, which is stated on each label.

“Initial Forecast” has the meaning set forth in Section 5.2(a).

“Initial Term” has the meaning set forth in Section 13.1.

“Intellectual Property” means any and all Know-How, Trademarks, copyrights, Patents and other intellectual property rights, which pertain to the Manufacture, use, sale or import of the Products in the Territory, owned or controlled by Aguettant or its Affiliates in the Territory as of the Effective Date or during the Term.

“Inventions” means any and all inventions, discoveries, processes and techniques, which are, or may be, patentable or otherwise protectable under Applicable Laws of any country or region, and which are conceived, discovered or reduced to practice by or on behalf of a Party (whether solely or jointly with the other Party or its Affiliates).

“IP Adversarial Action” has the meaning set forth in Section 9.3(c).

“IP Challenge” has the meaning set forth in Section 13.3(f).

“IP Expenses” means expenses relating to the preparation, filing, prosecution and maintenance of the Aguettant IP, including the use of counsel of Aguettant’s choice.

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 7.1.

“Know-How” means all tangible and intangible scientific, technical, clinical, regulatory, trade, marketing, commercial, financial or business information and materials, including compounds, solid state forms, compositions of matter, formulations, devices, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including CMC), and clinical test design, methods, protocols, data, results, analyses, and conclusions), quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, knowledge, know-how, skill, and experience.

“Launch” means the commencement of the First Commercial Sale. When used as a verb, to “Launch” means to engage in the Launch.

“Launch Date” means the date of the Launch, and is based upon regulatory and commercial preparedness requirements, including supply of the Products by Aguettant.

“Losses” has the meaning set forth in Section 12.3.

“Manufacture” means, as applicable to Finished Products, manufacture, generate, process, prepare, make, assemble, test, label, package, store, hold, handle, receive, release, serialize, transport, and deliver a product (or any component or intermediate thereof), including any related stability testing, quality assurance and quality control. “Manufacturing” means to engage in Manufacture.

“Marketing Approval” means the grant or issuance of all Regulatory Approvals, approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, in the Territory necessary for the Development, Manufacture or Commercialization, as applicable, of a Product, but excluding Other Approvals.

“Marketing Year” or “MY” means the period from the first Launch of a Product in the Territory until December 31 of the next Calendar Year following the Calendar Year of the Launch, and any subsequent 12-month period, except in the event that the first Launch occurs in the period from January 1 until April 30 of the concerned year, MY 1 shall end on December 31 of such year. For the avoidance of doubt, Marketing Year is defined once for the entire Agreement, and not on a Product-by-Product basis.

“Minimum Sales Obligation(s)” has the meaning set forth in Section 5.4(a).

“Net Sales” means Gross Sales invoiced in the course of the applicable period by or on behalf of AcelRx, its Affiliates or Sublicensees for sales of the Products to Third Parties (other than AcelRx’s Sublicensees), less deductions in the course of such applicable period directly relating to sales of the Products by AcelRx, its Affiliates or Sublicensees using Accounting Standards applied on a consistent basis for:

(a)         credits or allowances actually given or made for rejection of or return of previously sold Product (whether as a result of Recalls, market withdrawals, other corrective actions, damaged, defective goods or otherwise), for retroactive price reductions and billing errors, or other allowances specifically identifiable as relating to the Products; and

(b)         trade, cash or quantity discounts actually granted, incurred, or allowed in the ordinary course of business (including rebates, purchase charge backs and allowances calculated based on the sales amount of the Products).

“New Supply Price” has the meaning set forth in Section 5.1(c)(ii).

“Other Approvals” means all licenses, permissions, consents and regulatory authorizations other than Marketing Approvals that are (a) necessary to enable the Products to be imported, marketed, sold, distributed, stored and shipped in the Territory by AcelRx, or its Affiliates or Sublicensees; or (b) necessary at each specific institution in the Territory where AcelRx, or its Affiliates or Sublicensees, plans to market, sell or promote the Products.

“Party” has the meaning set forth in the first paragraph hereof.

“Patent(s)” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

“Person” means any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

“Personal Data” means any information relating to an identified or identifiable natural person, where an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Pharmacovigilance Agreement” has the meaning set forth in Section 6.4.

“Phenylephrine” means a phenylephrine prefilled syringe containing 10 ml of a solution of 50 micrograms / ml phenylephrine hydrochloride for injection.

“Post-Approval Commitments” means all clinical studies (including pediatric studies and Post-Marketing Studies) conducted after Regulatory Approval for a Product that are requested by a Regulatory Authority or that are necessary to fulfill commitments made to any Regulatory Authority as a condition for the receipt or maintenance of such Regulatory Approval in any country.

“Post-Marketing Studies” means all non-interventional and interventional clinical trials of a Product with the main objective to collect data to increase product knowledge or for marketing and market access purposes, e.g., pricing studies, post-marketing surveillance studies, patient outcome studies, patient preference studies and investigator-initiated trials.

“Product” means each Ephedrine and Phenylephrine.

“Product Improvement” means any and all Inventions, and any and all changes, modifications and amendments, by or on behalf of a Party, or by the Parties jointly, during the Term, which relate to a Product in the same dosage, formulation and injectable form, whether patentable or not.

“Promotional Material” has the meaning set forth in Section 3.9.

“Quality Agreement” has the meaning set forth in Section 6.1.

“Recall” means Product recall, Product withdrawal, field correction of a Product or other related action.

“Receiving Party” has the meaning set forth in Section 10.1.

“Regulatory Approval” means, with respect to any Product, any and all approvals from the applicable Regulatory Authority sufficient for the import, distribution, marketing, use, offering for sale, and sale of a Product for use in the Territory in accordance with Applicable Laws.

“Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity: (a) whose review or approval is necessary (i) for the Manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a Product, (ii) for reviewing Regulatory Filings for a Product (or a component thereof) or (iii) for granting Regulatory Approvals for a Product; or (b) having authority to review and enforce GMP or other Applicable Laws relating to a Product or the Manufacture, Development, Commercialization, use or sale thereof.

“Regulatory Filings” means all applications, approvals, licenses, registrations, notifications, submissions and authorizations made to or received from a Regulatory Authority in a country necessary for the Manufacture, Development or Commercialization of a Product in such country, including any applications for any Marketing Approval, including all applications for Regulatory Approvals.

“Regulatory Strategy” means any decision: (a) relating to the nature of an application for any Marketing Approval, including all applications for Regulatory Approvals ; (b) that impacts the availability of market exclusivity or regulatory data protection; (c) that is reasonably likely to affect the timing of Marketing Approval by more than a Calendar Quarter; (d) relating to the conduct of any Post-Approval Commitments or Post-Marketing Studies or the implementation or a risk management plan; or (e) that entails a material modification to an existing Marketing Approval.

“Renewal Term” has the meaning set forth in Section 13.1.

“Requested Delivery Date” has the meaning set forth in Section 5.3.

“Sales Milestone Threshold” has the meaning set forth in Section 8.4.

“Senior Executives” has the meaning set forth in Section 14.12.

“Specification” means (a) the specifications for a Product established by inclusion in an application for any Marketing Approval, including all applications for Regulatory Approvals and as required by a Regulatory Authority in the Territory for approval and (b) such other specifications for a Product agreed to by the Parties pursuant to the Supply Agreement related to the packaging, storage conditions, shelf life and labeling of a Product.

“Sublicensee” has the meaning set forth in Section 2.2.

“Supply Agreement” has the meaning set forth in Section 5.1(b).

“Supply Cost Payment” has the meaning set forth in Section 8.2.

“Supply Price” has the meaning set forth in Section 5.1(b).

“Term” has the meaning set forth in Section 13.1.

“Territory” means the United States of America.

“Third Party” means any Person other than AcelRx, Aguettant and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 12.3.

“Trademark” means trademarks, trade names, trade dresses, domain names, logos and brandings.

“Transfer Price” has the meaning set forth in Section 8.3(b).

“Unit” means one Product.